Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED

REDACTED VERSION

June 23, 2015

Shaker Sadasivam

SunEdison Semiconductor Limited

501 Pearl Drive

St. Peters, Missouri

Re: Poly Supply Matters

Dear Shaker:

This letter sets forth the mutual understanding and agreement of SunEdison, Inc. (“SUNE”) and SunEdison Semiconductor Limited (“SSL”; collectively, with SUNE, the “Parties”) relating to the matters set forth below. Any reference to SUNE in this letter shall also refer to SunEdison Product Singapore Pte Ltd and any of its other direct or indirect subsidiaries or affiliates (other than SMP and SSL), as appropriate, and any reference to SSL in this letter shall also refer to any of its direct or indirect subsidiaries or affiliates (other than SMP and SUNE), as appropriate.

Polysilicon Supply Offtake	•	SSL will purchase granular semiconductor grade polysilicon from SUNE or SMP Ltd. (“SMP”) as set forth below at the following pricing:

Calendar Year (i.e., January 1 – December 31)	Pricing
2015	US$	30/kg
2016	US$	[***]/kg
2017	US$	[***]/kg
2018	US$	[***]/kg
2019	US$	[***]/kg
2020	US$	[***]/kg
2021-2025	US$	[***]/kg

provided, however, that SUNE receives the benefit of all of SSL’s share of the dividend and distributions from SMP as described below.

For purposes of clarification, the provisions of the Original Polysilicon Supply Agreement (defined below) relating to price of SMP products will have no further force and effect as a result of this letter agreement at any time during the term hereof. Payment terms for SUNE or SMP polysilicon purchased by SSL will be Net 30 days from invoice. Delivery of the product will be FCA SUNE’s or SMP’s, as appropriate, manufacturing facility (Place of Delivery), INCOTERMS 2010 in packaging specified by SSL. SSL will be responsible for freight, transportation, insurance, and other related charges to final destination. SUNE or SMP will be responsible for the costs of drumming stations for packaging (estimated at US$250,000). The price excludes any import duties, import fees, and other taxes.

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•	During the term of this letter agreement, SSL waives any of its rights to dividends or other distributions from SMP and will cause the same to be assigned to SUNE. SUNE agrees that scheduled debt service payments and repayments in accordance with related SMP borrowing arrangements will be made on a priority basis from available SMP cash. SSL shall undertake such actions as may be required to effectuate the transfer and assignment of its rights to any dividends or other distributions from SMP to SUNE, including, but not limited to, by executing any required powers of attorney, assignment documents, agreements, or other instruments and by approving as a shareholder (or causing its appointed Board member(s) to approve) any resolution authorizing the payment of such SMP cash flows. The Parties acknowledge that under Korean law, it may be necessary for the assignment to be executed with respect to the SMP cash flows only after the SMP Board has authorized the payment of such SMP cash flows, in which case, SSL agrees to execute and deliver such assignment immediately following the adoption of each relevant SMP Board resolution. In addition, the Parties agree to negotiate in good faith an appropriate structure of the foregoing transfer and assignment from a tax perspective.

•	SSL will provide SUNE or SMP, as appropriate, with a rolling 12 month forecast, updated quarterly, of its granular semiconductor grade polysilicon volume requirements, at least 30 days prior to the start of each calendar quarter (i.e., January 1 – March 31, April 1 – June 30, July 1 – September 30, and October 1 – December 31). Beginning on the date of this letter agreement, SSL agrees to purchase and SUNE agrees to supply or to cause SMP to supply the granular semiconductor grade polysilicon volume in the forecast for the following quarter (the “Minimum Quarterly Requirement”) up to a maximum of [***]MT/year (the “Maximum Annual Commitment”). SUNE will provide polysilicon that meets the requirements and specifications as set forth in the P43-CVD specification document or P43-LBP specification document, as appropriate.

•	In the event that the Minimum Quarterly Requirement is less than SSL’s ownership percentage share of SMP output, SSL has the right but not the obligation to purchase semiconductor grade polysilicon volumes up to its SMP ownership percentage share of the total production volume at the pricing defined above.

•	In the event that SMP’s output of semiconductor grade polysilicon is less than SSL’s ownership percentage share of the total output, SSL shall have the right but not the obligation to buy solar grade polysilicon up to its ownership percentage share of SMP output at the lowest price paid by any buyer to SMP, including SUNE or any of its affiliates. SSL shall not sell solar grade material to any third party at a price lower than SUNE or SMP are selling (or offering for sale) into the open market.

•	Without limiting SSL’s off take rights and obligations, SUNE will purchase the remaining output of polysilicon from SMP at a price of cost plus [***]%.

CONFIDENTIAL TREATMENT REQUESTED

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•	If SSL participates in a business combination with another wafer manufacturer and the combination party is a party to one or more existing polysilicon supply agreements that obligate it to purchase polysilicon from a third party or if acquired facilities do not use granular polysilicon, those obligations shall be excluded from SSL’s above minimum purchase obligation.

•	[***]

•	SSL’s subsidiary, SunEdison Semiconductor B.V. (“SSBV”), is a party to a Polysilicon Supply Agreement, dated as of February 7, 2015, with SMP (the “Original Polysilicon Supply Agreement”). The Parties will cause the Original Polysilicon Supply Agreement and the SMP Joint Venture Agreement, as amended and restated to date, to be amended so that its terms are consistent with the terms of this letter, including to reflect that the purchasing party shall be SSL, rather than SSBV. Except for any such required amendments, the terms of the Original Supply Agreement shall continue in full force and effect and will apply to the purchase of product by SSL from SMP (other than the pricing provisions of the Original Polysilicon Supply Agreement, which shall have no further force and effect).

•	In the event that SUNE intends to change its source of granular polysilicon sold to SSL hereunder to a source other than its Pasadena facility or SMP, it will give SSL at least 18 months prior written notice.

•	SUNE agrees that it will manufacture 600MT of incremental granular polysilicon inventory, meeting P43CVD or P43LBP specifications, qualified by SSL for SSL’s benefit.

Poly Price Delta

•	Beginning on the date of this letter and ending December 31, 2015, SSL will purchase semiconductor grade polysilicon from a third party supplier and SUNE will reimburse SSL for the actual incremental price of such product to the extent it exceeds $[***]/kg, for up to 455MT of product received in 2015 (paid for in 2015 and 2016), provided, however, that SUNE’s obligation hereunder will not exceed $[***]/kg or $[***] million in the aggregate.

•	Reimbursement shall be in the form of a credit against Pasadena product purchased by SSL from SUNE on a monthly basis. If the credit for 3rd party polysilicon product exceeds the cost of polysilicon product shipped in that month to SSL’s sites, the balance shall carry forward to the next month. If there is a balance at December 31, 2015, a cash payment shall be made to the owed Party unless an alternate agreement has been negotiated. SUNE shall have no obligation to reimburse SSL beyond December 31, 2015 other than for any balance carried forward from product purchased in 2015.

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SMP Approval	Each of the Parties (in its capacity as shareholder of SMP) will approve any matters in this letter agreement which require SMP shareholder approval and will cause its SMP board appointees to approve the same.

Term; Termination	•	The term of this letter agreement will begin on the date first set forth above and, unless sooner terminated in accordance with the terms hereof, will expire on December 31, 2025.

	•	Either Party may terminate this letter agreement by written notice to the other party if the other party commits a material breach of this letter agreement and fails to remedy such breach within thirty (30) days after written notice from the non-breaching party. The non-breaching party must include in the written notice the nature of the breach and demanding that the same be remedied. In addition, any party to this Agreement may terminate this Agreement by written notice to the other party, but only if such other party (a) becomes insolvent, (b) makes a general assignment for the benefit of creditors, (c) suffers or permits the appointment of a receiver for its business or assets, (d) becomes subject as the debtor to any proceeding under any bankruptcy or insolvency law, whether domestic or foreign, or (e) commences liquidation or dissolution proceedings, voluntarily or otherwise. The expiration or termination of this letter agreement shall not relieve the Parties from any obligations accruing prior to such expiration or termination. In addition, the obligations of the Parties that expressly or by their nature would be reasonably interpreted to survive any expiration or termination of this letter agreement shall so survive.

Miscellaneous	•	THE MAXIMUM LIABILITY OF EITHER PARTY HEREUNDER (WHETHER ARISING UNDER TORT OR CONTRACT LAW) WILL NOT EXCEED THE FOLLOWING AMOUNTS: FOR EACH YEAR 2015-2025, AN AMOUNT EQUAL IN EACH YEAR TO THE LESSER OF (A) SSL’S CONTRACTUAL LIABILITY HEREUNDER TO PAY FOR PRODUCT AT THE APPLICABLE PRICING SET FORTH IN THE PRICING TABLE ABOVE (ASSUMING A VOLUME OF [****] MT/YEAR), AND (B) COVER DAMAGES CALCULATED AS AN AMOUNT EQUAL TO THE QUANTITY OF PRODUCT SSL PURCHASES FROM SOURCES OTHER THAN SMP OR SUNE IN SUCH YEAR AS A RESULT OF SMP’S OR SUNE’S BREACH OF THIS AGREEMENT, MULTIPLIED BY THE EXCESS OF THE PRICE PAID FOR SUCH PRODUCT OVER THE PRICE THAT WOULD HAVE BEEN PAID BY SSL FOR SUCH PRODUCT PER THE PRICING TABLE ABOVE. NOTWITHSTANDING THE FOREGOING, THE MAXIMUM CUMULATIVE AMOUNT OF LIABILITY FOR ANY REASON HEREUNDER WILL NOT EXCEED $40,000,000.

	•	IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING UNDER CONTRACT, WARRANTY, TORT, NEGLIGENCE,

CONFIDENTIAL TREATMENT REQUESTED

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STRICT LIABILITY OR ANY OTHER THEORY OF LIABILITY. Such disclaimed damages include but are not limited to loss of profits, damage to property, or claims of third parties.

•	No Party shall be liable or responsible for any delay or failure to perform due to any cause or condition beyond its reasonable control, whether foreseeable or not, including, without limitation, acts of God, war, riot, fire, explosion, accident, flood or sabotage; lack of adequate fuel, power, raw materials, labor, containers or transportation facilities; compliance with governmental requests, laws, regulations, orders, action or national defense requirements, embargoes or acts of civil or military authorities; theft, breakage or failure of machinery or apparatus; or in the event of labor trouble, strike, lockout or injunction (it being agreed that neither party shall be required to settle a labor dispute against its own best judgment). Each party shall give prompt written notice to the other Party of any such event, and any affected orders or performance shall be suspended for the duration of the delay.

•	Each of the Parties will cause their respective affiliates or subsidiaries as appropriate and necessary to take such actions as may be required to fulfill its obligations under this letter.

•	This letter and any resulting definitive agreements will be governed by and construed in accordance with the laws of the State of Missouri.

•	The Parties will negotiate the terms of any definitive agreements reflective of the above terms as needed.

•	This letter embodies the entire agreement of the Parties with respect to the subject matter hereof and supersedes and cancels any and all prior understandings, discussions or agreements, oral or written, in relation thereto that may exist between the Parties. No oral explanation or oral information provided by any Party shall alter the meaning or interpretation of this letter.

•

Each party acknowledges and agrees that the terms of this letter agreement should be considered confidential information and further, that in connection with the rights and obligations created under this letter agreement, each Party may gain access to additional confidential information of the other Party and each Party hereby agrees that all such information shall be subject to the provisions of the Mutual Non-Disclosure Agreement executed by the Parties and in force as of the Effective Date (the “NDA”).

Should either Party intend to or make available to the public the terms of this letter, the desiring Party shall make the intended publication available to the other Party and ask for approval at least five (5) business days prior to the intended release date. Each other Party is free to approve the request or to deny the request including the form and content of the publication,

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which is under their sole discretion. The foregoing shall not apply if a Party is required by the rules or regulations of the SEC or of the stock exchange on which its shares are traded to make public the terms of this letter agreement; provided, however, that the disclosing Party gives the other Party an opportunity to review and comment on any such required disclosure.

•	Nothing contained in this letter agreement shall create or shall be construed as creating a partnership, a joint venture or an agency relationship between the parties to this letter agreement. The parties agree to perform in accordance with this letter agreement only as independent contractors. Neither party has the right or authority to assume or create any obligations or responsibilities, express or implied, on behalf of the other party, and neither party may bind the other party in any manner or thing whatsoever. Neither party shall be liable, except as expressly provided otherwise in this letter agreement, for any expenses, liabilities or other obligations incurred by the other.

•	Failure or delay by either party to insist on the strict performance of any term or condition in this letter agreement, or to pursue any claim or right arising under this letter agreement, will not constitute or be construed as waiver of such term, condition, claim or right. Any waiver by either party of a breach of any term or condition of this letter agreement shall not constitute or be construed as a waiver of any subsequent breach of the same term or condition or any breach of a different term or condition.

•	Each notice required or permitted hereunder shall be addressed to the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be in writing and shall be deemed given (a) in the case of personal delivery, when personally delivered to the recipient, or (b) in the case of mailing, on the third business day following the deposit with an internationally recognized carrier such as Federal Express, DHL or UPS of such notice, and addressed to the party being given notice at such address of which either party may advise the other in writing, (c) in the case of facsimile transmission, on the day of transmission to the receiving party’s facsimile number set forth on the signature page hereof, or to such other facsimile number of which either party may advise the other in writing, provided such facsimile is confirmed via the method described in (b) above.

	If to SSL:	SunEdison Semiconductor Limited
501 Pearl Drive (City of O’Fallon)
St. Peters, MO 63376 USA
Fax: 866-773-0793
Attention: General Counsel

	If to SUNE:	SunEdison, Inc.
13746 Riverport Drive
Maryland Heights, MO 63043
Fax:
Attention: General Counsel

CONFIDENTIAL TREATMENT REQUESTED

REDACTED VERSION

Please let me know if you have any questions or comments. By signing below, you acknowledge and agree to the foregoing.

Sincerely,

SunEdison, Inc.

By:	/s/ David A. Ranhoff
David A. Ranhoff, Pres. - Solar Materials

ACKNOWLEDGED AND AGREED BY:

SunEdison Semiconductor Limited

By:	/s/ Shaker Sadasivam
Shaker Sadasivam, CEO